Exhibit 21.1

List of Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
ACADIA Pharmaceuticals A/S	Denmark
ACADIA Pharmaceuticals GmbH	Switzerland
ACADIA Pharma Limited CerSci Therapeutics Incorporated	United Kingdom Delaware